                                                                Exhibit 99.2


                         -----------------------------------------------------
                          FLEXSYS GROUP

                          Combined Financial Statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 and Independent Auditors'
                          Report
                         -----------------------------------------------------

                                                               FLEXSYS GROUP



INDEPENDENT AUDITORS' REPORT

To the Shareholders of:
         Flexsys Holding BV
         Flexsys America LP
         Flexsys Rubber Chemicals Ltd.

We have audited the accompanying combined balance sheets of the Flexsys Group as of December 31, 2005 and 2004, and the related combined statements of operations, changes in shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2005. The combined financial statements of the Flexsys Group include the accounts of Flexsys Holding B.V. and its subsidiaries, and two related companies Flexsys America L.P. and Flexsys Rubber Chemicals Ltd. These companies are under common ownership and common management. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Flexsys Group at December 31, 2005 and 2004, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, during 2005 the company changed from the last-in, first-out method of inventory accounting to the first-in, first-out method and, retroactively, restated the 2004 and 2003 financial statements for the change.

As discussed in Note 13 to the financial statements, the Flexsys Group and several other major rubber chemical producers, are defendants in several civil lawsuits and various governmental and related proceedings, alleging illegal price fixing agreement amongst the defendants.


10 March 2006


/s/ Geert Verstraeten
-------------------------------
DELOITTE REVISEURS D'ENTREPRISES SC SFD SCRL
Represented by
Geert Verstraeten
Partner

                                                                                                         FLEXSYS GROUP



                                                     FLEXSYS GROUP
                                                COMBINED BALANCE SHEETS
                                                (DOLLARS IN THOUSANDS)
                                                                                            AS OF DECEMBER 31,
                                                                                  --------------------------------------
                                                                                       2005                   2004
                                                                                       ----                   ----
                                                                                                          AS RESTATED,
                                                                                                          ------------
                                                                                                           SEE NOTE 3
                                                                                                           ----------
                                     ASSETS
CURRENT ASSETS:
Cash and cash equivalents.................................................          $    20,107           $    15,304
Restricted cash...........................................................                    -                18,500
Trade receivables, net of allowances of $493 in 2005 and $507 in 2004.....               99,613               114,606
Miscellaneous receivables.................................................               25,587                26,009
Inventories...............................................................               87,024                85,839
Prepaid expenses and other assets.........................................                6,501                13,806
                                                                                  -------------        --------------
TOTAL CURRENT ASSETS......................................................              238,832               274,064

PROPERTY, PLANT AND EQUIPMENT, NET........................................              220,651               239,767
GOODWILL..................................................................               92,642                95,256
OTHER INTANGIBLE ASSETS, NET..............................................                7,637                 7,700
OTHER ASSETS .............................................................               28,685                24,122
DEFERRED INCOME TAXES.....................................................               18,109                26,565
                                                                                  -------------        --------------
TOTAL ASSETS..............................................................          $   606,556           $   667,474
                                                                                  =============        ==============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable .........................................................          $    31,884           $    58,660
Accrued liabilities ......................................................               50,913                74,547
Short term debt ..........................................................               17,971                36,011
Current portion of long term debt.........................................               12,000                 7,000
Due to affiliates.........................................................               10,817                10,084
                                                                                  -------------        --------------
TOTAL CURRENT LIABILITIES ................................................              123,585               186,302

LONG TERM DEBT............................................................               62,017               145,945
LONG TERM INCENTIVES OBLIGATIONS..........................................               40,212                 2,800
OTHER LIABILITIES ........................................................               17,821                43,172
                                                                                  -------------        --------------
TOTAL LIABILITIES.........................................................              243,635               378,219

SHAREHOLDERS' EQUITY:
Contributed capital.......................................................              414,694               414,694
Accumulated other comprehensive loss......................................              (38,328)              (55,644)
Accumulated deficit.......................................................              (13,445)              (69,795)
                                                                                  -------------        --------------
TOTAL SHAREHOLDERS' EQUITY................................................              362,921               289,255
                                                                                  -------------        --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY................................          $   606,556           $   667,474
                                                                                  =============        ==============


See accompanying Notes to the Combined Financial Statements.

                                                                                                               FLEXSYS GROUP



                                                        FLEXSYS GROUP
                                              COMBINED STATEMENTS OF OPERATIONS
                                                    (DOLLARS IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------------------------
                                                                             2005              2004             2003
                                                                             ----              ----             ----
                                                                                           AS RESTATED,     AS RESTATED,
                                                                                           ------------     ------------
                                                                                            SEE NOTE 3       SEE NOTE 3
                                                                                            ----------       ----------
NET SALES.......................................................         $   643,349       $   526,729      $   505,856
Cost of goods sold..............................................             451,737           430,180          415,241
                                                                         -----------       -----------      -----------
GROSS PROFIT....................................................             191,612            96,549           90,615
Marketing and administrative expenses...........................              74,539            33,934           34,506
Research and development expenses...............................               8,039             7,992            9,175
Restructuring charges...........................................               7,206            22,066           34,003
Litigation expenses.............................................              10,178            46,026           38,391
                                                                         -----------       -----------      -----------
OPERATING INCOME / (LOSS).......................................              91,650           (13,469)         (25,460)
Interest income.................................................               2,556             2,206            2,783
Interest expense................................................              (9,424)           (8,737)          (7,771)
Other expense, net..............................................              (3,257)           (3,767)          (1,922)
                                                                         -----------       -----------      -----------
PROFIT / (LOSS) BEFORE INCOME TAXES.............................              81,525           (23,767)         (32,370)
Income tax expense..............................................             (25,175)          (12,210)          (8,309)
                                                                         -----------       -----------      -----------
NET PROFIT / (LOSS).............................................         $    56,350       $   (35,977)     $   (40,679)
                                                                         ===========       ===========      ===========



See accompanying Notes to the Combined Financial Statements.

                                                                                                            FLEXSYS GROUP


                                                      FLEXSYS GROUP
                                  COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                 AND COMPREHENSIVE INCOME
                                                  (DOLLARS IN THOUSANDS)

                                                                       ACCUMULATED
                                                                          OTHER            TOTAL
                                                       ACCUMULATED    COMPREHENSIVE    SHAREHOLDERS'     COMPREHENSIVE
                                            CAPITAL      DEFICIT          LOSS             EQUITY       INCOME / (LOSS)
                                          -------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2003                  $  414,694   $    (4,794)   $    (59,647)    $    350,253
(AS PREVIOUSLY REPORTED)
Restatement                                                 11,655                           11,655
                                          ----------   -----------    ------------     ------------
BALANCE, JANUARY 1, 2003 RESTATED            414,694         6,861         (59,647)         361,908
Net loss as restated                                       (40,679)                         (40,679)     $    (40,679)
Foreign currency translation adjustments                                     9,943            9,943             9,943
Minimum pension liability adjustments                                      (11,191)         (11,191)          (11,191)
                                          ----------   -----------    ------------     ------------      ------------
BALANCE, DECEMBER 31, 2003                   414,694       (33,818)        (60,895)         319,981           (41,927)
                                                                                                         ============
Net loss as restated                                       (35,977)                         (35,977)          (35,977)
Foreign currency translation adjustments                                     8,805            8,805             8,805
Minimum pension liability adjustments                                       (3,554)          (3,554)           (3,554)
                                          ----------   -----------    ------------     ------------      ------------
BALANCE, DECEMBER 31, 2004                   414,694       (69,795)        (55,644)         289,255           (30,726)
                                                                                                         ============
Net Profit                                                  56,350                           56,350            56,350
Foreign currency translation adjustments                                    (6,759)          (6,759)           (6,759)
Minimum pension liability adjustments                                       24,075           24,075            24,075
                                          ----------   -----------    ------------     ------------      ------------
BALANCE, DECEMBER 31, 2005                $  414,694   $   (13,445)   $    (38,328)    $    362,921      $     73,666
                                          ==========   ===========    ============     ============      ============





See accompanying Notes to the Combined Financial Statements.

                                                                                                              FLEXSYS GROUP



                                                        FLEXSYS GROUP
                                              COMBINED STATEMENTS OF CASH FLOWS
                                                   (DOLLARS IN THOUSANDS)
                                                                                               YEAR ENDED
                                                                                              DECEMBER 31,
                                                                              ---------------------------------------------
                                                                                 2005           2004           2003
                                                                                 ----           ----           ----
                                                                                            AS RESTATED,    AS RESTATED,
                                                                                            ------------    ------------
                                                                                             SEE NOTE 3      SEE NOTE 3
                                                                                             ----------      ----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net profit / (loss)....................................................       $   56,350     $  (35,977)    $   (40,679)
Adjustments to reconcile net profit/ (loss) to cash provided by (used
  in) operations:
         Depreciation and amortization.................................           36,231         38,194          37,635
         Non-cash litigation contingency...............................               --             --          35,000
         Non-cash long term incentive obligation.......................           41,664          2,800              --
         Impairment and obsolescence of fixed assets ..................               28          2,638          22,483
         Deferred income taxes.........................................            7,381         (3,136)         (8,787)
         Other, net....................................................            1,668          2,268             654
         Changes in operating assets and liabilities:
                   Receivables.........................................            6,003         14,707           7,611
                   Inventories.........................................           (5,894)         6,639             455
                   Accounts payable and accrued liabilities............          (18,091)       (14,997)         11,331
                   Litigation reserve .................................               --        (16,500)             --
                   Other assets and liabilities........................           (4,155)        (1,531)        (17,035)
                                                                              ----------     ----------     -----------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES........................          121,185         (4,895)         48,668
                                                                              ----------     ----------     -----------

INVESTING ACTIVITIES:
Property and equipment purchases.......................................          (32,774)       (19,156)        (21,826)
Net change in cash related to escrow balances..........................               --        (18,500)          7,784
                                                                              ----------     ----------     -----------
CASH USED IN INVESTING ACTIVITIES......................................          (32,774)       (37,656)        (14,042)
                                                                              ----------     ----------     -----------

FINANCING ACTIVITIES:
Net change in short-term debt obligations..............................          (13,808)        12,150        (137,610)
Proceeds from issuance of long term debt obligations...................               --         21,204         102,058
Repayment of long term debt obligations................................          (69,897)            --              --
                                                                              ----------     ----------     -----------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES........................          (83,705)        33,354         (35,552)
                                                                              ----------     ----------     -----------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS...........               97            586           2,680
                                                                              ----------     ----------     -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......................            4,803         (8,611)          1,754
CASH AND CASH EQUIVALENTS:
BEGINNING OF YEAR......................................................           15,304         23,915          22,161
                                                                              ----------     ----------     -----------
END OF YEAR............................................................       $   20,107     $   15,304     $    23,915
                                                                              ==========     ==========     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid for interest..............................................       $    6,085     $    7,412     $     7,533
   Cash paid for income taxes..........................................           19,629         21,578          17,290



See accompanying Notes to the Combined Financial Statements.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



1.       ORGANIZATION AND NATURE OF OPERATIONS

The Flexsys Group ("Flexsys" or the "Company") is a global rubber chemicals joint venture between Solutia Inc. and Akzo Nobel N.V. (collectively the "Parent Companies") which was formed effective January 1, 1995 and commenced operations on May 1, 1995. Flexsys is a leading producer of chemicals for the rubber processing and related industries. Flexsys products go into the production of rubber tires and other rubber articles, as well as the manufacture of products such as paints, coatings, and adhesives; water treatment and mining chemicals; and fuel additives. Flexsys' sales and receivables are concentrated in the tire industry. The five largest customers, all of whom are international tire manufacturers, comprised approximately 50%, 48% and 50% of total sales in 2005, 2004 and 2003, respectively. The same five customers comprised approximately 49% and 41% of trade receivables as of December 31, 2005 and 2004, respectively.

On May 1, 1995, the Parent Companies transferred certain net assets of their respective rubber chemicals businesses, consisting mainly of property and equipment, inventories, intangible assets, accounts payable, other liabilities and ownership interests in certain subsidiary companies to Flexsys. Flexsys recorded these net assets at the historical carrying values of the Parent Companies at the time of transfer.

The accompanying combined financial statements include the accounts of Flexsys Holding B.V., a Dutch holding company, and Flexsys America L.P., a United States limited partnership, and Flexsys Rubber Chemicals Ltd. (United Kingdom). All significant intercompany transactions and balances have been eliminated in combination.

Solutia Inc. and Solutia Europe N.V. on the one hand and Akzo Nobel Chemicals International BV on the other hand each own 50% of the 278 outstanding shares of Flexsys Holding B.V. as of December 31, 2005 and 2004. The outstanding shares have a par value of 454 Euro each. Total authorized shares as of December 31, 2005 and 2004 were 875. Flexsys Holding B.V. holds a 100% ownership interest, directly or indirectly, in the following subsidiaries:

         Flexsys N.V. (Belgium)
         Flexsys Coordination Center N.V. (Belgium)
         Flexsys S.p.A. (Italy)
         Flexsys Industria e Comercio Ltda. (Brazil)
         Flexsys AG (Switzerland)
         Flexsys KK (Japan)
         Flexsys Pte. Ltd. (Singapore)
         Flexsys America Co. (USA)
         Flexsys SARL (France)
         Flexsys Verwaltungs- und Beteiligungsgesellschaft (VuB) GmbH (Germany) Flexsys Distribution GmbH (Germany)
         Flexsys Industriepark Nienburg GmbH (Germany)
         Flexsys Verkauf GmbH (Germany)
         Flexsys Chemicals (M) Sdn Bhd (Malaysia)
         Flexsys Asia Pacific Sdn Bhd (Malaysia)

Flexsys America L.P. is a limited partnership between Solutia, Inc. and Akzo Nobel Chemicals Inc, as limited partners and Flexsys America Co. as general partner. Pursuant to the terms of the partnership agreement, net income of Flexsys America L.P. for the years ended December 31, 2005, 2004 and 2003 was allocated between the following three entities:

         Flexsys America Co.                                          2%
         Solutia Inc.                                                 49%
         Akzo Nobel Chemicals, Inc.                                   49%

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



Solutia UK Capital Ltd. and Akzo Nobel Chemicals International BV, each own 50% of the 37,382,000 shares of Flexsys Rubber Chemicals Ltd. (United Kingdom) that are outstanding as of December 31, 2005. The outstanding shares have a par value of one sterling pound each. The total authorized shares as of December 31, 2005 and 2004 were 100,000,000.

On December 17, 2003, Solutia, Inc. announced that it and its 14 U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (Case No. 0317949). Solutia, Inc. and its 14 U.S. subsidiaries remain in possession of their assets and properties and continue to operate their businesses and manage their properties as "debtors-in-possession" pursuant to Sections 1107(a) and 1108 of the U.S. Bankruptcy Code. On February 14, 2006, Solutia filed with the U.S. Bankruptcy Court their Plan of Reorganization (the "Plan") and Disclosure Statement. The Plan and Disclosure Statement set forth the terms of a global settlement between Solutia, the Official Committee of Unsecured Creditors, Monsanto Company and Pharmacia. The Plan and Disclosure Statement are subject to U.S. Bankruptcy Court approval, the approval of various constituencies in the Chapter 11 cases and the satisfaction of other contingencies.

In late 2005, Solutia and Akzo Nobel decided to explore the possible sale of Flexsys. An investment bank has been engaged to conduct the sale process and has contacted a variety of potential strategic buyers and private equity firms to assess their interest in the Flexsys business. At this time there can be no assurance that a definitive agreement will be reached with any party.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies used in the preparation of the accompanying combined financial statements is as follows:

REVENUES - The Company recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred, the sales price is fixed and determinable, and collectibility is reasonably assured. These criteria are met when finished products are shipped to the customers and both title and the risks and rewards of ownership are transferred, or services have been rendered and accepted.

CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments with original maturity dates of three months or less when purchased.

INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method of accounting. The cost of work in process and finished goods comprise all the costs of conversion and other costs incurred in bringing the inventories to their present location and condition. The conversion costs include the cost of production and the related fixed and variable production overhead costs. As discussed in Note 3, during 2005 the company changed from the last-in, first-out ("LIFO") method to the FIFO method of inventory accounting for all inventories not previously accounted for on the FIFO method. In accordance with Accounting Principles Board ("APB") Opinion No. 20 ("APB Opinion
20"), Accounting Changes, prior periods have been restated to reflect this change.

CUSTOMER RECEIVABLES - Accounts receivable are stated at face value less a provision for doubtful receivables determined on a customer specific basis, if deemed necessary.

PROPERTY AND EQUIPMENT - Property and equipment is recorded at cost and depreciated over its estimated useful life using the straight-line method. The estimated useful lives are 20 to 35 years for buildings and land improvements and range from 3 to 15 years for machinery and equipment. Maintenance and repairs are charged to expense as incurred.

GOODWILL AND OTHER INTANGIBLE ASSETS - Under Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, goodwill and other intangibles determined to have an infinite life are no longer amortized; however, these assets are reviewed for impairment on an annual basis or more frequently if events or changes

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



in circumstances indicate that the asset might be impaired. Intangible assets without an infinite life are recorded at cost less accumulated amortization. Amortisation of these assets is over a period of 10 years.

LONG-LIVED ASSETS - Under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, consisting of property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the recovery amount or fair value, as defined, of the assets.

RESEARCH AND DEVELOPMENT COSTS - Research and development costs are expensed when incurred.

LEGAL PROCEEDINGS AND CONTINGENCIES - The Company accrues for contingencies, including legal proceedings and claims arising out of its business in the period when it becomes probable that a liability has been incurred and the amount is reasonably estimable. Amounts are accrued and updated based on specific circumstances as applicable.

INCOME TAXES - Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at year-end. A valuation allowance is established to reduce deferred tax assets if it is more likely than not, that all, or some portion, of such deferred tax assets will not be realized.

FINANCIAL INSTRUMENTS - Flexsys enters into foreign exchange forward contracts to manage its exposure to fluctuations in foreign currency denominated balance sheet items. This activity is intended to protect Flexsys from adverse short-term fluctuations in foreign currencies. Gains and losses resulting from changes in the market value of these contracts are marked-to-market on a current basis and included in Other Expense - net in the Combined Statement of Operations.

FOREIGN CURRENCY TRANSLATION - All entities utilize local currencies as their functional currencies. The entities' asset and liability accounts are translated into U.S. dollars at current exchange rates and income and expense accounts are translated at average rates. Any unrealized gains or losses arising from this translation are charged or credited to the accumulated other comprehensive loss account included in Shareholders' Equity.

FOREIGN CURRENCY TRANSACTIONS - Transaction gains or losses due to changes in the exchange rates between a functional currency and the currency in which a foreign currency transaction is denominated are included in Other Expense - net in the Combined Statements of Operations. The aggregate net losses resulting from these transactions were approximately $1,579 in 2005, $5,809 in 2004 and $3,496 in 2003.

DIVIDENDS - Dividend distributions are payable to the Parent Companies at the discretion of the Company within the limits of existing bank covenants.

ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported at the date of the financial statements of assets, liabilities, revenues and expenses and the disclosure of contingencies. Actual results could differ from those estimates.

RECLASSIFICATIONS - Certain reclassifications have been made to the 2003 and 2004 financial statements to be consistent with the current year's presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS - In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS No. 154"). SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as changes required by an accounting pronouncement that do not otherwise include specific transition provisions. Previously, most changes in accounting principles were required to be recognized by including in net income of the period in which the change occurred, the cumulative effect of changing to

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



the new accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a change in accounting principle as if that principle had always been used. SFAS No. 154 will be effective for fiscal years beginning after December 15, 2005. The impact of the adoption of SFAS No. 154 will depend upon the nature of accounting changes Flexsys may initiate in future periods, if any.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143 ("FIN 47"). FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"), refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement, including those that may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Uncertainty about the timing and (or) method of settlement should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when sufficient information to reasonably estimate the fair value of an asset retirement obligation is considered available. Flexsys has completed its evaluation process of the requirements of FIN 47 as of December 31, 2005. The adoption of FIN 47 did not have a material impact on Flexsys' overall results of operations or financial position in 2005.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4 ("SFAS No. 151"). SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. This guidance is effective for Flexsys for inventory costs incurred beginning January 1, 2006. Flexsys does not believe adoption of this amendment will have a material impact on Flexsys' overall results of operations or financial position in 2006.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



3.       INVENTORIES

Inventories at December 31 consist of the following:

                                                                          2005                      2004
                                                                          ----                      ----
                                                                                                 AS RESTATED
                                                                                                 -----------
         Finished goods and work in process                           $      65,170             $      61,659
         Raw materials and supplies                                          21,854                    24,180
                                                                      -------------             -------------
         Inventories, net                                             $      87,024             $      85,839
                                                                      =============             =============

Effective January 1, 2005, the Company changed from the LIFO method to the FIFO method of inventory accounting with respect to inventories owned by Flexsys America LP. Prior periods have been restated to reflect this change. This change in accounting principle was made to provide a better matching of revenue and related costs of products. It also brought consistency between the inventory accounting method used by Flexsys America LP and all other Flexsys Group entities. The cumulative effect of the change in accounting policy was to move from an Accumulated Deficit as of January 1, 2003 of $4,794 to an Accumulated Earnings balance of $6,861, a movement of $11,655. The following balances in the Combined Balance Sheet as of December 31, 2004, the Combined Statements of Operations for the years ended December 31, 2004 and 2003 and the Combined Statements of Changes in Shareholders' Equity for the years then ended have been restated from amounts previously reported as follows:

                                                                      AS PREVIOUSLY REPORTED     AS RESTATED
                                                                      ----------------------     -----------
At January 1, 2003
         Accumulated (Deficit) / Earnings                             $      (4,794)            $       6,861

At December 31, 2003
         Accumulated Deficit                                                (47,536)                  (33,818)

At December 31, 2004
         Inventories                                                         75,186                    85,839
         Accumulated Deficit                                                (80,448)                  (69,795)

For the year ended December 31, 2003:
         Cost of goods sold                                                 417,304                   415,241
         Gross profit                                                        88,552                    90,615
         Operating loss                                                     (27,523)                  (25,460)
         Net loss                                                           (42,742)                  (40,679)

For the year ended December 31, 2004:
         Cost of goods sold                                                 427,115                   430,180
         Gross profit                                                        99,614                    96,549
         Operating loss                                                     (10,404)                  (13,469)
         Net loss                                                           (32,912)                  (35,977)

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



4.       PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net at December 31 consist of the following:

                                                           2005            2004
                                                           ----            ----
         Land and land improvements                    $     7,802      $     8,170
         Buildings and building improvements                55,131           59,737
         Manufacturing equipment                           582,291          617,877
         Other equipment                                    34,564           37,794
         Construction in process                            29,191           21,465
                                                       -----------      -----------
         Total                                             708,979          745,043
         Less: accumulated depreciation                   (488,328)        (505,276)
                                                       -----------      -----------
         Total property and equipment, net             $   220,651      $   239,767
                                                       ===========      ===========

The Company capitalized interest of $377 in 2005, $88 in 2004 and $121 in 2003 related to the construction of assets intended for its own use. The depreciation expense was $36,164 in 2005, $38,074 in 2004 and $37,581 in 2003.


5.       GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill

Changes in the net carrying value of goodwill for the year ended December 31, 2005 and 2004 are as follows:

                                                                       NET
                                                                     CARRYING
                                                                      VALUE
                                                                      -----
Balance at January 1, 2004                                          $   93,727
Effect of foreign currency translation adjustments                       1,529
                                                                    ----------
Balance at December 31, 2004                                            95,256
Effect of foreign currency translation adjustments                      (2,614)
                                                                    ----------
Balance at December 31, 2005                                        $   92,642
                                                                    ==========

Flexsys tested goodwill for impairment during the fourth quarter of 2005 and 2004 using a present value of future cash flows valuation method. This process did not result in any impairment being recorded in either year.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



Other Intangible Assets

Other intangible assets are summarized in aggregate as follows as of December 31:

                                             2005                                  2004
                                 ------------------------------------------------------------------------------
                                    GROSS                       NET        GROSS                      NET
                                  CARRYING     ACCUMULATED    CARRYING   CARRYING    ACCUMULATED   CARRYING
                                    VALUE      AMORTIZATION     VALUE      VALUE     AMORTIZATION    VALUE
                                 ------------------------------------------------------------------------------
Infinite Life
Unpatented technology            $  7,231                     $  7,231   $  7,231                  $  7,231
Trademarks                            226                          226        199                       199
Finite Life
Licenses                              900           (720)          180        900          (630)        270
                                 --------        -------      --------   --------       -------    --------
TOTAL OTHER INTANGIBLE ASSETS    $  8,357        $  (720)     $  7,637   $  8,330       $  (630)   $  7,700
                                 ========        =======      ========   ========       =======    ========

There were no material acquisitions of intangible assets and there have been no changes to amortizable lives or methods during the years ended December 31, 2005 and 2004. Total amortization expense of other intangible assets was $90 per annum for the years ended December 31, 2005, 2004 and 2003.

Amortization expense for the net carrying amount of finite-lived intangible assets is estimated to be $90 annually for 2006 and 2007 and $0 each year thereafter.


6.       SHORT TERM DEBT

Short term debt at December 31 consists of the following:

                                                                  2005          2004
                                                                  ----          ----
         Bank overdrafts                                      $      3,909  $      1,422
         Multi-currency lines of credit                             14,062        34,589
                                                              ------------  ------------
         Total short term debt                                $     17,971  $     36,011
                                                              ============  ============

At December 31, 2005, the group had $165,000 (2004: $175,000) of uncommitted multi-currency lines of credit available with various banks.


7.       LONG TERM DEBT

Long term debt at December 31 consists of the following:

                                                                  2005             2004
                                                                  ----             ----
         Amortising Loan Facility ('Facility A')              $     38,398     $     48,000
         Revolving Credit Facility ('Facility B')                   35,619          104,945
                                                              ------------     ------------
         Sub-total                                                  74,017          152,945
         Less current portion of long term debt                    (12,000)          (7,000)
                                                              ------------     ------------
         Total long term debt                                 $     62,017     $    145,945
                                                              ============     ============

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



On February 14, 2003, Flexsys signed a $200,000 committed multi-currency term and revolving credit facility. The syndicated facility was available as of February 14, 2003 for 5 years. The loan was used to re-finance the existing matured revolving credit facility and for general corporate purposes and consists of two parts: a $50,000 amortizing loan facility ("Facility A") and a $150,000 revolving credit facility ("Facility B"). Interest on these facilities is payable at LIBOR or EURIBOR rates plus a margin ranging between 0.60% and 1.75%, based upon certain ratios. Other fees may be incurred to reimburse the banks for certain costs incurred or based on the utilization of Facility B.

The Company is in compliance with its covenants as of December 31, 2005.

The outstanding debt as of December 31, 2005 under Facility A and Facility B matures as follows:

                            2006        $   12,000
                            2007            13,000
                            2008            49,017
                                        ----------
                            TOTAL       $   74,017
                                        ==========


8.       RESTRUCTURING

The restructuring charges for the years ended December 31 consisted of the following components:

                                                               2005            2004           2003
                                                               ----            ----           ----
Nitro plant (US):
      Closure of Nitro plant                                 $     746     $    13,288     $    16,452
      Discontinuation of business line                              --              --          10,409
      Other                                                         --           1,335             214
                                                             ---------     -----------     -----------
      Nitro plant subtotal                                         746          14,623          27,075

Akron (US):
      Severance and related termination costs                      147           1,074              --

Queeny plant (US):
      Closure of Queeny plant                                      113              --              --

Ruabon plant (UK):
      Release of severance and dismantling accrual                  --             (44)             --

Newport Plant (UK):
      Severance and other restructuring charges                  6,172           4,101              --

Deventer site (The Netherlands):
      Severance and other restructuring charges                     --            (286)          4,091

Brussels Headquarters (Belgium):
      Severance and related termination costs                       --           3,992             868

Other restructuring:                                                28          (1,394)          1,969
                                                             ---------     -----------     -----------

TOTAL RESTRUCTURING CHARGES                                  $   7,206     $    22,066     $    34,003
                                                             =========     ===========     ===========

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



The following tables reconcile restructuring charges in 2005 and 2004 between cash and accrual activity. The Ending Accrual balance is included in Accrued Liabilities in the Combined Balance Sheets in both years.

                                                                2005
                                                                ----

                             BEGINNING                         (CASH         NON-CASH          ENDING
                              ACCRUAL         ACCRUAL        PAYMENTS)      IMPAIRMENT         ACCRUAL
                            -------------------------------------------------------------------------------
United States
     Nitro/Sterling         $    4,134      $       746     $   (4,697)     $      --       $       183
     Akron                         184              147           (184)            --               147
     Queeny                         --              113           (110)            --                 3

United Kingdom
     Ruabon                        310               --           (101)            --               209
     Newport                       163            6,172         (3,639)           (15)            2,681

Benelux
     Brussels HQ                 1,088               --           (725)            --               363

Other                              142               28             --           (105)               65
                            ----------      -----------     ----------      ---------       -----------

TOTAL                       $    6,021      $     7,206     $   (9,456)     $    (120)      $     3,651
                            ==========      ===========     ==========      =========       ===========

                                                                2004
                                                                ----

                             BEGINNING                         (CASH         NON-CASH          ENDING
                              ACCRUAL         ACCRUAL        PAYMENTS)      IMPAIRMENT         ACCRUAL
                            -------------------------------------------------------------------------------
United States
     Nitro plant            $    6,352      $    14,623     $  (16,841)     $      --       $     4,134
     Akron                          --            1,074           (890)            --               184

United Kingdom
     Ruabon plant                  502              (44)          (148)            --               310
     Newport plant                 866            4,101         (1,478)        (3,326)              163

Benelux
     Deventer site                 296             (286)           (10)            --                --
     Brussels HQ                    --            3,992         (2,904)            --             1,088

Other                            1,738           (1,394)          (202)            --               142
                            ----------      -----------     ----------      ---------       -----------

TOTAL                       $    9,754      $    22,066     $  (22,473)     $  (3,326)      $     6,021
                            ==========      ===========     ==========      =========       ===========

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



United States
-------------

In March 2003, Flexsys entered into an agreement to cease the production of a specialty chemical, which was produced at the Nitro, West Virginia Plant, and will purchase this product from a third party producer. Accordingly, Flexsys recorded a $10,409 restructuring charge for (1) the write-down of fixed assets ($7,600), (2) the write-down of spare parts inventory ($500), and (3) employee severance and related termination costs ($2,309).

In October 2003, citing excess manufacturing capacity in the global rubber chemical industry, the Flexsys Supervisory Board and Management Board approved a plan to close the Nitro, West Virginia plant starting in March 31, 2004. Accordingly, Flexsys recorded a $16,666 restructuring reserve for (1) the write-down of fixed assets ($14,107), (2) the write-down of spare parts inventory ($1,559), and (3) tolling contract termination expenses ($1,000).

In connection with the closure of the Nitro plant, an additional $13,288 restructuring reserve was recorded during 2004 for (1) employee severance and related termination costs ($8,373), (2) dismantling and decontamination ($4,327) and (3) other costs ($588).

During 2004, Flexsys recorded a $1,074 restructuring charge relating to the voluntary and involuntary termination of employees at the Akron location. All of the employees were notified of their termination and left Flexsys' employment as of December 31, 2004. The recorded charge relates to employee severance costs and outplacement assistance paid by Flexsys.

In January 2005, Solutia informed Flexsys that they (Solutia) had decided to relocate their Skydrol(R) manufacturing operation from the J.F.Queeny site to another Solutia site. Flexsys, producing Duralink HTS and QDI at Queeny, would then become the only party with operations at that site. As the economics of the Queeny site would not be favorable under this scenario, Flexsys has decided to relocate its operations from Queeny within the same timeframe as Solutia in a joint exit from the site. Flexsys has recorded accelerated depreciation of $1,213 (within Cost of Goods Sold) and related termination costs of $113 in 2005.


United Kingdom
--------------

On June 13, 2000, Flexsys announced the closure of its Primary Accelerator manufacturing operations in Ruabon, Wales. The operations related to certain products were physically shut down during August 2001. Dismantling operations were substantially completed in 2002. In 2005 and 2004 a further $101 and $148, respectively, was spent against the reserve on severance and dismantling costs.

During 2001, the Company decided to shut down the 4NDPA Newport facility and had recorded a charge of $8,000 for the expected severance and dismantling costs. In 2003, a further $3,400 was spent against the existing provision.

The 2004 Newport restructuring relates to the IPPD finishing plant for which a restructuring charge was incurred of $4,101 of which a substantial portion was allocated to the impairment of fixed assets and the write off of inventories.

During 2005, Flexsys recorded a further $6,172 restructuring reserve for
(1) dismantling and decontamination ($693), (2) employee severance and retraining costs ($2,257) and (3) residual costs covered under the site Operating Agreement ($3,222). A total of $2,681 of this reserve will be incurred during 2006 consisting of (1) dismantling and decontamination ($246), employee severance costs ($978) and residual costs covered under the site Operating Agreement ($1,457).

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



Benelux Countries
-----------------

In 2003 a restructuring program was announced at the Flexsys BV site in Deventer. The restructuring affected the R&D activities located in the Netherlands. Flexsys continues to perform its R&D activities in Akron, USA. The restructuring charges relate to termination costs and other charges such as indemnities paid concerning the termination of contracts with Akzo Nobel. As of 2004 the restructuring process was finalized and the remaining provision of $286 was reversed.

In Belgium, 2004 restructuring activity amounted to $3,992 affecting both Flexsys NV and Flexsys Coordination Center NV and related to employee severance costs. During 2005 and 2004, amounts of $2,904 and $725 were spent against this provision.


9.       TAXES ON INCOME

The components of deferred taxes in the accompanying Combined Balance Sheets as of December 31 are as follows:

                                                            2005                2004
                                                            ----                ----
Deferred Tax Assets - Current                          $          200      $          658
Deferred Tax Assets - Non Current                              18,109              26,565
Deferred Tax Liabilities - Non Current                         (4,372)             (3,749)
                                                       --------------      --------------
Net Deferred Tax                                       $       13,937      $       23,474
                                                       ==============      ==============

Deferred tax assets primarily arise from the recognition of future tax benefits resulting from available net operating loss carry forwards, accelerated capital allowances on fixed assets and provisions. Deferred tax assets have been reduced by valuation allowances of $39,031 and $48,503 as of December 31, 2005 and December 31, 2004, respectively. Net operating loss carry-forwards available primarily in Belgium and the United Kingdom, amount to $126,279 and $131,866 as of December 31, 2005 and 2004, respectively, and can be carried over without limitation in time in these countries. During 2005, Flexsys Rubber Chemicals Ltd surrendered tax losses of $60,162 under UK Consortium Relief rules to Akzo Nobel and Solutia for no consideration. The losses surrendered arose during 2005 from the claim of capital allowances for the year 2004 and prior years. A full valuation allowance has been provided on all deferred tax assets in this United Kingdom entity. Deferred tax liabilities primarily arise from temporary differences between the tax bases of certain assets and liabilities, primarily fixed assets, goodwill, and deferred charges, and their financial reporting amounts.

The charge for income taxes is as follows:

                                                           2005             2004             2003
                                                           ----             ----             ----
Current tax expense                                    $     17,301     $     15,977     $     14,768
Deferred tax expense / (benefit)                              7,874           (3,767)          (6,459)
                                                       ------------     ------------     ------------
Net income tax expense                                 $     25,175     $     12,210     $      8,309
                                                       ============     ============     ============

No deferred income taxes are recorded at Flexsys America L.P. since the tax profits and losses in the limited partnership are reported in the partners' federal income tax returns. Provision has not been made for undistributed earnings of international subsidiaries, as those earnings are considered to be permanently re-invested in the operations of those subsidiaries.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



10.      RETIREMENT PLANS

DEFINED BENEFIT PENSION PLANS - Flexsys has defined benefit pension plans covering substantially all of the employees of the Flexsys entities in the United Kingdom, Belgium and Germany. Pension accounting is performed based on independent actuarial calculations in accordance with the provisions of SFAS No. 87, Employers' Accounting for Pensions. The funded status of the plans at December 31 is as follows (measurement date is September 30th except for the United Kingdom where it is December 31st):

                                                             2005            2004
                                                             ----            ----
PLAN STATUS AS OF DECEMBER 31:
Plan assets at fair value                                $    98,051     $    81,093
Projected benefit obligation                                (117,823)       (117,352)
                                                         -----------     -----------
Funded status                                            $   (19,772)    $   (36,259)
                                                         ===========     ===========

Gross prepaid pension asset                              $    25,290     $    17,564
Gross accrued pension liability                               (8,155)        (15,596)


                                                             2005            2004             2003
                                                             ----            ----             ----
PLAN ACTIVITY FOR THE YEAR ENDED DECEMBER 31:
Total pension cost (net)                                 $      4,504    $     1,930       $        98
Employer contributions                                         13,043          1,324             1,314
Participant contributions                                         545            548               304
Benefits paid                                                   4,250          4,607             3,782

WEIGHTED AVERAGE ASSUMPTIONS AT DECEMBER 31:
Weighted average discount rate                                  4.97%          5.48%             5.51%
Long term rate of return on assets                              7.77%          7.78%             7.78%
Weighted average increase in compensation                       3.83%          3.86%             3.45%

The accumulated benefit obligation for all defined benefit plans was $86,543 in 2005, $102,204 in 2004 and $89,958 in 2003. A minimum pension liability adjustment to Other Comprehensive Income of $3,554 in 2004 and $11,191 in 2003 was required for one plan as the accumulated benefit obligation exceeded the related plan assets and accrued pension liabilities. The Other Comprehensive Income balance was reduced to zero during 2005 as a result of a cash contribution of $10,805 made by the Company into the plan.

The assets, projected benefit obligation and accumulated benefit obligation for the pensions with projected benefit obligations in excess of plan assets, were $89,618, $110,081 and $78,361 respectively, as of December
31, 2005, $71,248, $108,213 and $93,986, respectively, as of December 31,
2004, and $67,446, $101,154, and $89,958, respectively, as of December
31, 2003. Total pension costs for plans with projected benefit obligations in excess of the fair value of plan assets were $4,661 in 2005, $2,256 in 2004 and $98 in 2003.

The weighted average asset allocation for the Company's pension plans at December 31, 2005, by asset category is as follows:

Equity securities                         61%
Debt securities                           39%

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



The investments for the Belgian defined benefit pension plan are mainly made in debt securities whereas the UK defined benefit pension plan invests in equity and debt securities through a Fund manager.

The expected rate of return on plan assets is based upon the allocation of investments.

The following table sets forth the Company's estimated future benefit payments regarding its defined pension plans:

       2006                                         $   2,814
       2007                                             3,555
       2008                                             3,878
       2009                                             3,897
       2010                                             3,849
       2011-2015                                       35,653
                                                    ---------

       TOTAL PAYMENTS                               $  53,646
                                                    =========

The Company's contribution to be paid in 2006 is estimated at $1,698.

POSTRETIREMENT MEDICAL BENEFITS--The Flexsys America LP provides for reimbursement of limited retiree healthcare benefits to certain union and non-union employees who meet certain eligibility requirements. This program is unfunded and the accumulated postretirement benefit obligation at December 31, 2005, 2004 and 2003 approximated $2,908, $2,773 and $2,860, respectively, using discount rates of 5.75% in 2005, 6.00% in 2004 and 6.25% in 2003. The Accumulated Postretirement benefit obligation was recognized as a liability in the accompanying balance sheets (measurement date November
1st).

The following table sets forth the Company's postretirement benefit cost, contributions and benefits paid for the years ended December 31st:

                                               2005                  2004                   2003
                                               ----                  ----                   ----
       Benefit cost                     $       272           $     1,097            $       468
       Employer contribution                    313                    59                     37
       Benefits paid                            313                    59                     37

The following table sets forth the Company's estimated future benefit payments:

       2006                                         $     306
       2007                                               300
       2008                                               260
       2009                                               270
       2010                                               275
       2011-2015                                        1,000
                                                    ---------

       TOTAL PAYMENTS                               $   2,411
                                                    =========

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



Of the $306 expected to be contributed to fund postretirement medical benefits during 2006, the entire contribution is discretionary, as the plan is not subject to any minimum regulatory funding requirements. The contribution is expected to be in the form of cash.

As discussed in Note 8, the Nitro, West Virginia plant was shutdown during 2004. As a part of the shutdown, the retirement eligibility was decreased from age 58 to age 55 and 10 years of service as of April 1, 2004. Any Nitro employee who did not meet the eligibility requirements as of that date was not covered under the plan. As the plant shutdown triggered a curtailment, the entire prior service cost associated with the Nitro employees of $847 was recognized as an expense in 2004. The shutdown also resulted in a net decrease in the benefit obligation and a curtailment gain of $32 in 2004.

EMPLOYEE SAVINGS PLAN - Flexsys America L.P. provides a savings plan for substantially all its regular full-time employees of which employee contributions are matched in part by Flexsys America L.P.. Matching contributions charged to expense approximated $700 in 2005, $1,200 in 2004 and $1,400 in 2003.

NONQUALIFIED RETIREMENT PLAN - Flexsys America L.P. provides a nonqualified defined contribution retirement plan for certain of its employees. Employee contributions are matched in part by Flexsys. Matching contributions charged to expense approximated $133 in 2005, $110 in 2004 and $93 in 2003. The assets of the plan are held in a Rabbi Trust which is in Flexsys America L.P.'s name. The investments of the trust and related liability are classified as non-current because they are not for use in the ordinary course of business.

LONG TERM INCENTIVE PLAN - In 2004, the Company introduced a new Long Term Incentive Plan. This plan for certain leading employees is based on the attainment of certain financial goals. The plan covers the financial years 2004 until 2006 and will pay out in 2007.

The goals are Return on Capital Employed ("ROCE") and Earnings before Tax ("EBT"). The pay outs on both the ROCE and the EBT goals are not capped and are likely to result in a substantial pay-out. As at December 31, 2005, the Company had accrued an amount of $40,212 representing approximately two thirds of the estimated pay-out for the three-year period. The plan includes a change of control clause in which case the pay out will be earlier than 2007.


11.      FINANCIAL INSTRUMENTS

Flexsys has various financial instruments, including cash and cash equivalents, short-term investments, receivables, payables, short-term bank borrowings, and foreign currency forward and option contracts. The fair value of Flexsys' cash and cash equivalents, short-term investments, short-term bank borrowings, and accounts receivable and payable approximates their carrying value due to the short-term nature of the items. The estimated fair value of Flexsys' long term debt, based on discounted cash flow analysis, approximates the recorded value of long term debt.

Flexsys uses foreign currency forward contracts and foreign currency option contracts to hedge accounts receivable denominated in foreign currencies. Gains and losses on the forward contracts are recognized based on changes in exchange rates, as are offsetting foreign exchange gains and losses on such accounts receivable. Such contracts are generally in connection with transactions with maturities of less than six months.

As of December 31, 2005 and 2004, the notional amounts of the Company's outstanding foreign currency forward buy contracts were $255,459 and $147,599, respectively. The notional amounts of the Company's foreign currency forward sell contracts were $256,647 and $148,789 at December 31, 2005 and 2004, respectively. The carrying value of the Company's outstanding foreign exchange contracts and options was a net payable of $266 and $839 at December 31, 2005 and 2004, respectively.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



Flexsys is exposed to credit risk to the extent of non-performance of counter-parties to their foreign currency contracts and options described above. However, the credit ratings of the counter-parties, which consist of a diversified group of financial institutions, are regularly monitored and risk of default is considered remote.


12.      TRANSACTIONS WITH PARENT COMPANIES

Flexsys engages in significant transactions with its Parent Companies. These transactions mainly consist of product sales and other operating revenues, raw materials purchases, production services, marketing, administrative and research services.

Amounts included in the combined financial statements for the years ended December 31:

                                                                  2005               2004                  2003
                                                                  ----               ----                  ----
Income Statement Related Transactions
-------------------------------------
Product Sales to:
     Akzo Nobel                                              $         334       $         774         $         984
     Solutia                                                            52                  49                    26

Production services and raw materials to:
     Solutia                                                         2,135               7,808                 9,555

Production services and raw materials from:
     Akzo Nobel                                                     26,808              26,205                27,821
     Solutia                                                        26,285              25,497                28,430

Marketing, administrative and research received from:
     Akzo Nobel                                                      3,316               2,960                 3,281
     Solutia                                                            67                  32                   498

Capital charges for use of facilities from:
     Akzo Nobel                                                        414                 389                   403
     Solutia                                                            50                  58                   (84)




Balance Sheet Related Transactions
----------------------------------
Purchase of Capital Equipment:
     Akzo Nobel                                              $         627       $         267
     Solutia                                                         1,863               1,636

Accounts receivables from:
     Akzo Nobel                                                        277                 754
     Solutia                                                            27                 443

Accounts payables to:
     Akzo Nobel                                                      8,578               9,026
     Solutia                                                         2,239               1,058

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



As mentioned in Note 1, on December 17, 2003 Solutia, Inc. and 14 of its U.S. subsidiaries filed for voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of December 31, 2005, Flexsys has recorded a $1,200 allowance for pre-petition net receivables due from Solutia.


13.      COMMITMENTS AND CONTINGENCIES

ANTITRUST LITIGATION

Antitrust authorities in the United States, Europe and Canada are continuing to investigate past commercial practices in the rubber chemicals industry. Flexsys remains a subject of such investigation and continues to fully cooperate with the authorities in the ongoing investigation. In addition, a number of purported civil class actions on behalf of consumers have been filed against Flexsys and other producers of rubber chemicals.

U.S. State court actions against Flexsys.
-----------------------------------------
Flexsys was a defendant in 22 purported class actions filed in various state courts against Flexsys and other producers of rubber chemicals. Flexsys was successful in getting many of those cases dismissed by the competent courts and is presently aware of nine purported class actions that remain pending in various state courts against Flexsys and other producers of rubber chemicals seeking actual and treble damages under state law. Seven of these cases purport to be on behalf of all retail purchasers of tires in the respective states since as early as 1994 and two of the cases purport to be on behalf of all retail purchasers of any product containing rubber chemicals during the same period. All of these cases remain pending in various procedural stages and no substantive discovery or other actions have taken place. One case however has passed the stage of class certification:
By Order dated January 4, 2006, the Court of California issued its ruling in the form of a Tentative Statement of Decision tentatively denying class certification on several grounds. The Court has now confirmed its ruling in a final order. Plaintiffs have announced that they intend to appeal from the decision.

Canadian actions against Flexsys
--------------------------------
In May 2004, two purported class actions were filed in the Province of Quebec, Canada, against Flexsys and other rubber chemical producers alleging that collusive sales and marketing activities of the defendants damaged all persons in Quebec during the period July 1995 through September 2001. Plaintiffs seek statutory damages of (CAD) $14,600 along with exemplary damages of (CAD) $25 per person. In May 2005 a case was filed in Ontario, Canada against Flexsys and other rubber chemical producers alleging the same claims as in the Quebec cases and seeking damages of (CAD) $95,000 on behalf of all persons in Canada injured by the alleged collusive activities of the defendants. In August 2005, a similar case was filed in British Columbia seeking unspecified damages under a variety of theories on behalf of all purchasers of rubber chemicals and products containing rubber chemicals in British Columbia. No responses are yet due nor have any been filed by defendants in any of these cases.

Federal court actions by purchasers of rubber chemicals
-------------------------------------------------------
Eight purported class actions filed in the U.S. District Court for the Northern District of California on behalf of all individuals and entities that had purchased rubber chemicals in the United States during the period January 1, 1995 until October 10, 2002, against Flexsys and a number of other companies producing rubber chemicals were consolidated into a single action called In Re Rubber Chemicals Antitrust Litigation (the "Class Action"). The Class Action alleged price-fixing and sought treble damages and injunctive relief under U.S. antitrust laws on behalf of all the plaintiffs. A settlement agreement was approved by the Court on June 21, 2005 releasing Flexsys and its predecessors in interest from any further liability to the members of the class with respect to the allegations made in the Class Action complaint.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



RBX Industries, Inc. v. Bayer Corp., Flexsys, et.al., originally filed in federal court in Pennsylvania in July 2004, was removed to the U.S. District Court for the Northern District of California. This case alleges that during the period 1995 through 2001 the defendants conspired through common marketing and sales practices to cause plaintiffs to pay supra-competitive prices for rubber chemicals and seeks treble damages. RBX Industries joined the plaintiff class in the Class Action solely for the purpose of participating in the above described settlement with Flexsys, Solutia and Akzo.

In March 2005, Parker Hannifin filed an action in the U.S. District Court for the Northern District of Ohio making the same allegations as were made in the Class Action and the RBX Industries case. The case was removed to the U.S. District Court for the Northern District of California. Parker Hannifin joined the plaintiff class in the Class Action solely for the purpose of participating in the above described settlement with Flexsys, Solutia and Akzo.

Other than potential claims by two direct purchasers of small amounts of rubber chemicals from Flexsys, who opted out of the Class, the settlement by Flexsys of the Class Action (approximately $19,000) along with several private settlements with large customers (approximately $60,000) for all intents and purposes resolves all claims made in these cases by direct United States purchasers of rubber chemicals against Flexsys under United States antitrust laws for activities of Flexsys prior to the dates of the settlements.

Federal court actions by indirect purchasers of rubber chemicals
----------------------------------------------------------------
Another alleged class action was filed in February 2005 in Tennessee state court on behalf of all purchasers in Tennessee and certain other specified states that, since January 1, 1994, purchased products (not limited to tires) produced with rubber processing chemicals sold by the Defendants. Gordon Ball, a Tennessee attorney, was counsel for plaintiff in this case.

Additionally, in February 2005, Gilman & Pastor LLP named Flexsys in four lawsuits (in Pennsylvania, New York, Massachusetts, and California) alleging price-fixing of certain products that Flexsys did not make. Flexsys was served in Pennsylvania but not in the other states and Gilman & Pastor agreed that service would not be attempted in those other cases. Flexsys was dismissed from the Pennsylvania case on June 15, 2005.

Settlements
-----------
Based on the Company's present understanding of the still outstanding proceedings described above, Flexsys believes that it has substantial defenses to these claims and intends to vigorously assert such defenses. However, in the event that the Company is found to have violated the applicable antitrust laws, consumer protection or unfair competition laws, a direct or indirect purchaser may recover treble damages, the costs of suit and reasonable attorneys' fees. As mentioned above, as of December 31, 2005, Flexsys has paid a total of $79,000 in settlements. Management believes that no amounts need to be accrued under SFAS No. 5, Accounting for Contingencies, for the currently outstanding cases. While the ultimate outcome and impact on the Company cannot be predicted with certainty, management believes that the resolution of proceedings still outstanding will not have a material adverse effect on the combined financial position of the Company, although results of operations and cash flows could be impacted in the reporting periods in which such matters are resolved.


DIOXIN

In January, 2005 the Company was serviced in connection with a class action suit against Flexsys in the U.S. and certain related parties, including Flexsys, Monsanto Company ("Monsanto"), and Akzo Nobel entities, notably not including Solutia. The suit alleges that class members have been exposed to potentially harmful levels of dioxin particles as a result of the production of dioxin at the facility formerly occupied by Monsanto. The litigation also claims that Flexsys may have been involved in the generation of dioxin particles either as a successor to Monsanto or as an operator of certain equipment at the site.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



The plaintiffs seek, on behalf of themselves and others similarly situated, compensatory damages based upon theories of nuisance and trespass, injunctive relief prohibiting further release of dioxin/furan contaminated dust from the plant, medical monitoring for detection of future adverse health conditions caused by exposure to dioxins/furans and punitive damages.

The Flexsys companies have tendered their defense and have demanded indemnification from Monsanto and Pharmacia, Inc ("Pharmacia"). The Flexsys demand has been rejected and Flexsys has decided to pursue indemnification as a cross-claim against Pharmacia.

While the ultimate outcome and impact on the Company cannot be predicted with certainty, management believes that the resolution of proceedings still outstanding will not have a material adverse effect on the combined financial position of the Company, although results of operations and cash flows could be impacted in the reporting periods in which such matters are resolved.


PATENT DISPUTES

Flexsys believes that two Chinese companies, Sinorgchem and Xinda, are using Flexsys process technology in China to produce 4-ADPA and 6PPD. Flexsys has evidence that one of these companies, Sinorgchem, is exporting this product into jurisdictions where Flexsys has patents, including Korea and the US. More specifically, Korea Kumho Petrochemical Company ("KKPC") is a Korean company that purchases 4-ADPA from Sinorgchem and processes it into 6PPD. KKPC then sells its 6PPD to its sister company, Kumho Tire, and Michelin. Kumho Tire uses the 6PPD to manufacture tires in Korea, which tires it then exports to the US. Michelin takes delivery of the 6PPD that it buys from KKPC in the US and uses it to make tires in the U.S. For this reason, Flexsys has initiated certain legal proceedings to prevent such exports by Sinorgchem into these two jurisdictions.

a) Korea: There are two separate PPD related IP litigation proceedings
   -----
pending in Korea.

         o Flexsys filed a patent infringement action in a Korean District Court against KKPC. This is a civil action that seeks monetary damages and injunctive relief. There was a formal decision Dec 17, 2004 that denied the Flexsys request for injunction. The basis of the decision was invalidity of the patent. Flexsys then appealed the District Court decision to the civil High Court. On October 12, 2005, the High Court affirmed the decision of the District Court. Flexsys has filed a notice of appeal to the Supreme Court of Korea.

         o The second litigation proceeding in Korea is an invalidation action filed by Sinorgchem against Flexsys before the Korean Intellectual Property Tribunal ("IPT"). On September 30, 2005, the IPT issued a decision largely, but not entirely, agreeing with Sinorgchem's challenge to the Flexsys '063 patent. Two dependent claims of the patent were found to be valid. Flexsys has filed a notice of appeal to the Patent Court of Korea. The Patent Court decision may also be appealed to the Supreme Court.

b) U.S.: There are two separate PPD related IP litigation proceedings
   ----
pending in the US.

         o Flexsys filed an International Trade Commission ("ITC") 337 action against Sinorgchem, KKPC, and Sovereign, one of its distributors. A preliminary decision by the Administrative Law Judge has been issued on February 17, 2006, which confirmed the validity of the Flexsys patents and the infringement by Sinorgchem of those patents. It also confirmed violation by Sinorgchem and Sovereign of section 337 of the US Tariff Act. The judge found no violation of said Act by KKPC. Review by the full ITC Board and the President is expected to take a further 5 months. The decision may be appealed to the US Court of Appeals for the Federal Circuit, a process that normally would take 8 to 12 months.

                                                               FLEXSYS GROUP
                 NOTES TO THE COMBINED FINANCIAL STATEMENTS
            FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)



         o Flexsys filed a patent infringement civil lawsuit in U.S. District Court of Ohio against Sinorgchem, KKPC, Kumho Tire Korea, Kumho Tire US and certain distributors. The suit seeks monetary damages as well as injunctive relief. This action has been stayed pending resolution of the ITC proceeding described above.

Loss or partial loss by Flexsys in these legal proceedings represent a risk to the Company in terms of potential lost sales volumes and gross profit margin as a result of increased competitive activity.


OTHER LAWSUITS, THREATENED LAWSUITS AND CONTINGENCIES

Flexsys is party to lawsuits, threatened lawsuits, tax contingencies and other claims arising out of the normal course of business. Management is of the opinion that any liabilities that may result are adequately accrued for at December 31, 2005, or would not be significant in relation to Flexsys' financial position at December 31, 2005, or its results of operations for the year then ended.

Litigation costs related to all of the above mentioned actions and lawsuits amounted to approximately $9,000 in 2005.


OTHER COMMITMENTS

During fiscal 2000, Flexsys sold its Akron, Ohio facility and subsequently leased it back under an operating lease. This transaction resulted in a deferred gain of $5,900, which is being amortized over the 15-year lease term.

Future minimum lease payments under the lease of its Akron, Ohio are as follows:

       2006                                      $   834
       2007                                          834
       2008                                          834
       2009                                          834
       2010                                          834
       Thereafter                                  3,463
                                                 -------

       TOTAL                                     $ 7,633
                                                 =======

Related rent expense was $834 for each of the years ended December 31, 2005, 2004 and 2003, respectively.

In addition to the lease of the Akron facility, the Company leases certain facilities and equipment under operating leases. Total rental expense on these other operating leases was $185, $234 and $207 for the years ended December 31, 2005, 2004 and 2003, respectively.

At December 31, 2005, Flexsys had various property, plant and equipment and raw material supply purchase commitments amounting to $121,111 (December 2004: $85,581) which are scheduled for payment within 12 months.